Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222965 on Form S-8 of our report dated March 19, 2018, relating to the consolidated financial statements of Cardlytics, Inc. and its wholly-owned subsidiary appearing in this Annual Report on Form 10-K of Cardlytics, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 19, 2018